CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated July 22, 2005, relating to the statement of assets and liabilities of SunAmerica Focused Alpha Growth Fund, Inc. as of July 18, 2005, which is also incorporated by reference into the Registration Statement.
PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 22, 2005